Exhibit 99.1

FOR IMMEDIATE RELEASE

JAMES RIVER GROUP HOLDINGS REPORTS FOURTH QUARTER RESULTS

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REPORTS QUARTERLY NET INCOME OF $12.7 MILLION, OR $0.43 PER DILUTED SHARE, AND NET OPERATING INCOME OF $17.9 MILLION, OR $0.60 PER DILUTED SHARE

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2015 NET OPERATING INCOME OF $61.1 MILLION, OR $2.08 PER DILUTED SHARE

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REPORTS 94.0% COMBINED RATIO AND 13.0% OPERATING RETURN ON TANGIBLE EQUITY FOR 2015

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DECLARES $0.20 PER SHARE DIVIDEND (A 25% INCREASE OVER Q1 2015)

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Pembroke, Bermuda, February 17th, 2016 — James River Group Holdings, Ltd. (NASDAQ:JRVR) today announced financial results for the fourth quarter and year ended December 31, 2015.

J. Adam Abram, Chairman and CEO of James River Group Holdings, Ltd. commented, “We earned a 13% operating return on average tangible equity in 2015, underwrote to a 94% combined ratio, and begin 2016 with a strong balance sheet. These achievements: delivering high risk-adjusted returns on tangible equity by underwriting to a profit while protecting our balance sheet, are at the heart of our value proposition. We are pleased with our performance during our first year as a public company and enter 2016 with confidence.”

Mr. Abram continued, “Other highlights from the year included a 10.3% annual growth rate in gross written premiums, and the payment of $47.8 million in dividends (89.3% of net income) to our shareholders. We begin 2016 with a strong reserve position — evidenced by the fact that sixty eight percent of our net reserves are for incurred but not reported losses. We have had favorable reserve development for fourteen consecutive quarters, and believe we have continued our history of making careful estimates regarding future losses.”

“I salute my colleagues who have worked hard and exercised good business judgment in order to deliver these results,” Mr. Abram said.

“Our top line growth, which outpaced our expectations in the first three quarters of the year, continued through the fourth quarter, but at a slower rate. We saw an uptick in competition for our E&S business during the last two months of the quarter, particularly for larger policies, and consistent with our emphasis on underwriting profit, we picked our

- MORE - Wellesley House, 90 Pitt’s Bay Road, Pembroke HM 08, Bermuda Mailing address ● P.O. Box 1502, Hamilton HM FX, Bermuda Tel ● 441.278.4580

JRVR Announces Fourth Quarter and Year Ended 2015 Results

February 17, 2016

opportunities carefully. The growth rate in our E&S Segment slowed to 4.5% for the quarter. We bound more policies in the fourth quarter of 2015 than we had in the fourth quarter of the prior year, but with smaller average premiums per account. Our strategy allowed us to hold rates to within eight tenths of one percent (0.8%) for the year in this segment. We are very satisfied with that outcome.”

“We also found opportunities for profitable growth in our Specialty Admitted Segment, where annual gross written premiums grew by over 50% for both the year and the quarter. Our fee business in this segment continues to grow, and the expense ratio continues to decline as both earned premiums and fees increase.”

“Our Casualty Reinsurance Segment had a poor result in the fourth quarter. The segment’s combined ratio was 108.5% for the quarter and 101.4% for the year. In light of the very competitive environment for reinsurance, we shrunk the reinsurance book in 2015, and expect it will be a smaller portion of our total premium in 2016.”

“The Company is well positioned. For 2016 we expect to write to a combined ratio of between 92% and 95% and to earn an operating return on average tangible equity of 12% or better,” Mr. Abram concluded.

Additional significant factors when evaluating results for the fourth quarter of 2015 include:

•	Diluted operating earnings per share are $0.60 per share compared to $0.65 per share in the prior year;

•	Net operating income for the fourth quarter of 2015 of $17.9 million compared to $18.8 million in the prior year;

•	In the current quarter, pre-tax favorable reserve development was $1.7 million (representing $0.03 per share) compared to pre-tax favorable development of $8.3 million (representing $0.25 per share) in the prior year;

•	Our business segments continue to respond nimbly to market conditions:

o	Our highly profitable E&S Segment grew gross written premiums 4.5% to $73.3 million from $70.2 million in the fourth quarter of 2014;

o	Our Specialty Admitted Segment increased gross written premiums 54.3% to $29.2 million from $18.9 million in 2014, which helped to reduce the segment’s expense ratio to 33.5% from 39.4% in the fourth quarter of 2014; and

o	Our Casualty Reinsurance Segment’s gross written premium decreased from $14.1 million in the fourth quarter of 2014 to $6.1 million in 2015.

•	Our combined ratio for the quarter was 92.3% compared to 90.1% in the prior year; and

•	Net investment income for the quarter was $10.3 million compared to $9.8 million for the same period in 2014.

Additional significant factors when evaluating the year ended December 31, 2015 include:

•	Diluted operating earnings per share up 2.5% to $2.08 per share compared to $2.03 per share in the prior year;

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JRVR Announces Fourth Quarter and Year Ended 2015 Results

February 17, 2016

•	Net operating income in 2015 of $61.1 million compared to $58.4 million in the prior year;

•	For 2015, we had favorable reserve development of $16.3 million (representing $0.45 per share), compared to $27.4 million in 2014 (representing $0.83 per share); and

•	We enjoyed an increase in gross written premiums of 10.3% to $572.2 from $518.8 million in 2014:

o	The Excess and Surplus Lines Segment’s gross written premiums grew 22.2% to $308.7 million, lowering the segment’s expense ratio by 1.0 points; and
o	The Specialty Admitted Segment’s gross written premiums grew by 53.2% to $91.0 million, which reduced the Segment’s expense ratio by 9.8 points; offset by
o	A decrease in our Casualty Reinsurance Segment of 16.5% to $172.5 million from $206.7 million in 2014.

Tangible Equity

Tangible equity (which reflects the payment of $33.9 million in dividends to our shareholders in the fourth quarter) decreased 5.4% from $485.9 million at September 30, 2015 to $459.7 million at December 31, 2015. Absent these dividends, our tangible equity grew 1.6% for the quarter. This change was primarily due to our net income of $12.7 million offset by a decrease of $5.7 million (after-tax) in accumulated other comprehensive income to $3.2 million at December 31, 2015. The decrease in accumulated other comprehensive income was due to a decrease in unrealized gains in our investment portfolio, caused primarily by the increase in market rates of interest during the quarter. Tangible equity per common share outstanding at December 31, 2015 was $15.88.

For 2015, our tangible equity (which reflects $47.8 million in dividends to our shareholders) decreased 1.3% from $466.0 million at December 31, 2014 to $459.7 million at December 31, 2015. Absent these dividends, our tangible equity grew 8.9% for the year. This change was primarily due to our net income of $53.5 million offset by a $15.2 million decrease in accumulated other comprehensive income to $3.2 million at December 31, 2015. This decrease in accumulated other comprehensive income was primarily due to an increase in market rates of interest during the year, which affected the market value of some of our investments.

Earnings

Net operating earnings per diluted share for the fourth quarter of 2015 were $0.60 per share and excluded $0.18 per share ($5.2 million) of costs comprised of $2.1 million of net realized losses on our investment portfolio, $2.5 million of withholding taxes paid in connection with upstreaming capital to fund our special dividend in December, and $546,000 of other non-operating expenses. Net operating earnings per diluted share were $0.65 in the fourth quarter of 2014. For all of 2015, net operating earnings per diluted share for 2015 were $2.08 per share, excluding $0.26 per share of costs related to net realized losses, the aforementioned withholding tax and other non-operating expenses. This amount compares to $2.03 for the same period in 2014, excluding $0.48 of non-operating expenses principally related to increased share based compensation and other costs associated with the public offering last December.

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JRVR Announces Fourth Quarter and Year Ended 2015 Results

February 17, 2016

Fully diluted earnings per share for the fourth quarter of 2015 were $0.43 which differs from the amount in the fourth quarter of 2014 of $0.31 primarily due to the inclusion of increased share based compensation expenses and other costs associated with the public offering last December. For all of 2015, fully diluted earnings per share were $1.82 per share. This amount compares to $1.55 for all of 2014.

Return on Tangible Equity

Using a five quarter average methodology to determine our average shareholders’ equity, our operating return on tangible shareholders’ equity was 13.0% for 2015 compared to 12.2% for 2014.

Underwriting Results

The combined ratio for the fourth quarter of 2015 was 92.3% (comprised of a loss ratio of 60.5% and an expense ratio of 31.8%). This compares to a combined ratio of 90.1% (comprised of a loss ratio of 59.4% and an expense ratio of 30.7%) in the prior year. For all of 2015, the combined ratio for the Company was 94.0% (comprised of a loss ratio of 60.5% and an expense ratio of 33.5%). This compares to a combined ratio in the prior year of 93.3% (comprised of a loss ratio of 59.9% and an expense ratio of 33.4%).

Results for the quarter ended December 31, 2015 include favorable reserve development on prior accident years of $1.7 million, representing 1.5 points of our loss and combined ratio, respectively, which compares to favorable reserve development in the fourth quarter of the prior year of $8.3 million, representing 7.5 points of our loss and combined ratio, respectively. On an after-tax basis, favorable reserve development for the quarter is $849,000 ($7.1 million in the prior year). For all of 2015, favorable reserve development on prior accident years is $16.3 million (or $13.3 million on an after-tax basis) representing 3.5 points of our loss and combined ratio, respectively. In 2014, this favorable reserve development was $27.4 million (or $23.9 million on an after-tax basis) representing 6.9 points of our loss and combined ratio, respectively.

The slight increase in the overall expense ratio in the fourth quarter compared to the same period in the prior year (31.8% in 2015 vs. 30.7% in 2014) was primarily due to the increased costs of being a public company, offset by the 4.8% increase in our earned premiums from $110.2 million in 2014 to $115.4 million in 2015. For the year ended December 31, 2015 our expense ratio increased to 33.5% from 33.4% in 2014 as a result of the increased costs of being a public company offset by the increase in our earned premiums, which grew 16.4% in the year from $396.2 million in 2014 to $461.2 million in 2015.

The Excess and Surplus Lines segment's combined ratio was 72.4% for the fourth quarter of 2015, comprised of a loss ratio of 47.5% and an expense ratio of 24.9%. In the prior year, this segment's combined ratio was 77.1% for the fourth quarter, comprised of a loss ratio of 53.6% and an expense ratio of 23.5%. For the year, the Excess and Surplus Lines segment's combined ratio was 80.2%, comprised of a loss ratio of 54.5% and an expense ratio of 25.8%. In the prior year, this segment's combined ratio for the year was 82.1%, comprised of a loss ratio of 55.2% and an expense ratio of 26.8%. In the fourth quarter, we recognized $7.0 million in pre-tax, favorable reserve development representing 11.1 points of our loss and combined ratio, respectively. In the same period in 2014, we recognized $9.0 million in pre-tax favorable reserve development representing 15.7 points of our loss and combined ratio, respectively. For all of

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JRVR Announces Fourth Quarter and Year Ended 2015 Results

February 17, 2016

2015, favorable reserve development on prior accident years in this segment was $25.4 million representing 10.6 points of our loss and combined ratio, respectively. In 2014, this favorable reserve development was $27.3 million representing 13.9 points of our loss and combined ratio, respectively.

The Specialty Admitted Insurance segment's combined ratio was 95.2% for the fourth quarter of 2015, comprised of a loss ratio of 61.6% and an expense ratio of 33.5%. In the prior year, this segment's combined ratio was 90.5%, comprised of a loss ratio of 51.1% and an expense ratio of 39.4%. For all of 2015, the Specialty Admitted Insurance segment's combined ratio was 97.5%, comprised of a loss ratio of 60.7% and an expense ratio of 36.7%. In the prior year, this segment's combined ratio was 99.9%, comprised of a loss ratio of 53.4% and an expense ratio of 46.5%. In the fourth quarter of 2015, we recognized $1.4 million in pre-tax, favorable reserve development representing 11.6 points of our loss and combined ratio, respectively. In the same period in 2014, we recognized $2.6 million in pre-tax, favorable reserve development representing 27.1 points of the loss and combined ratio, respectively. For all of 2015, favorable reserve development on prior accident years in this segment was $3.5 million representing 8.4 points of our loss and combined ratio, respectively. In 2014, this segment had favorable reserve development of $5.9 million representing 20.6 points of our loss and combined ratio, respectively. In 2015, the lower expense ratio for the fourth quarter and full year (of 33.5% and 36.7%, respectively) was due to the effects of the successful ramp up of the programs and fronting business as evidenced by the overall increase in earned premiums in this segment.

The Casualty Reinsurance segment's combined ratio was 108.5% for the fourth quarter of 2015, comprised of a loss ratio of 80.3% and an expense ratio of 28.2%. In the prior year, this segment's combined ratio was 99.4% comprised of a loss ratio of 69.0% and an expense ratio of 30.4%. The decrease in the expense ratio during the fourth quarter of 2015 was the result of decreased sliding scale commissions payable associated with the adverse reserve development noted below. For all of 2015, the Casualty Reinsurance segment's combined ratio was 101.4%, comprised of a loss ratio of 68.6% and an expense ratio of 32.8%. In the prior year, this segment's combined ratio was 99.6% comprised of a loss ratio of 66.3% and an expense ratio of 33.3%. In the fourth quarter, we recognized $6.6 million of adverse reserve development representing (16.2) points of the loss and combined ratio, respectively. In the prior year, we recognized $3.3 million of adverse reserve development representing (7.7) points of the loss and combined ratio, respectively. The increase in losses for the quarter was a result of adverse development in prior years on three reinsureds – principally in the 2011 through 2013 accident years. For all of 2015, adverse reserve development on prior accident years in this segment was $12.6 million representing (7.1) points of our loss and combined ratio, respectively. In 2014, this adverse reserve development was $5.7 million representing (3.3) points of our loss and combined ratio, respectively. The decrease in gross written premium in this segment for the fourth quarter and full year of 2015 is principally due to the management of this Segment’s underwriting decisions to either non-renew or reduce the size of other contracts at renewal due to the pricing currently available in the market.

Investments

Net investment income for the fourth quarter of 2015 was $10.3 million which compares to $9.8 million for the same period in 2014. For the full year, net investment income for 2015 was $44.8 million which compares to $43.0 million for the same period in 2014. The increase in net

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JRVR Announces Fourth Quarter and Year Ended 2015 Results

February 17, 2016

investment income for the quarter was primarily attributable to the increase in our balance of cash and invested assets which grew from $1,302.1 million at September 30, 2014 to $1,378.9 million at September 30, 2015 as well as increasing the duration of our portfolio. The increase in net investment income on a year-to-date basis was also attributable to the increase in our balance of cash and invested assets which grew 3.1% from $1,310.6 million at December 31, 2014 to $1,350.7 million at December 31, 2015. Additionally net investment income was affected by our positive operating cash flow and the aforementioned increase in duration, partially offset by declining portfolio yields as well as the $70.0 million dividend we paid late in 2014 and the $47.8 million in dividends we paid throughout 2015, both of which reduced our investable assets. Additionally, on a full year basis, our investment in certain renewable energy partnerships contributed $3.9 million and $5.2 million for the years ended December 31, 2015 and 2014, respectively, to our net investment income (and a loss of $19,000 and income of $497,000 for the quarters ended December 31, 2015 and 2014, respectively). Our annualized gross investment yield on average fixed maturity securities for both the quarter and year ended December 31, 2015 was 3.4%.

During the fourth quarter, we recognized $2.1 million of pre-tax net realized losses. For all of 2015, we recognized $4.5 million in pre-tax net realized losses. Included in the amount for the fourth quarter of 2015 was $3.9 million of impairments that we took relating to oil and gas exposures in our bank loan portfolio. At December 31, 2015 the total oil and gas exposure in this bank loan portfolio was in eight loans with a carrying value of $15.8 million and a fair market value of $11.7 million.

Dividend

The Company announced that its Board of Directors declared a cash dividend of $0.20 per common share on Tuesday, February 16, 2016. This dividend is payable on Monday, March 28, 2016 to all shareholders of record on Monday, March 14, 2016.

Guidance

The Company announced guidance for 2016 of 12.0% or better operating return on average tangible equity and a combined ratio of between 92% and 95% for the full year.

Conference Call

James River Group Holdings will hold a conference call to discuss this press release tomorrow, February 18, 2016, at 9:00 a.m. Eastern time. Investors may access the conference call by dialing (877) 930-8055 Conference ID# 12632972 or via the internet by going to www.jrgh.net and clicking on the “Investor Relations” link. Please visit the website at least 15 minutes early to register and download any necessary audio software. A replay will be available shortly after the call and through the end of business on March 19, 2016 at the number and website referenced above.

Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In some cases, such forward-looking statements may be identified by terms such as believe, expect, seek, may, will, intend, project, anticipate, plan, estimate or similar words. Forward-looking statements involve risks and uncertainties that could

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JRVR Announces Fourth Quarter and Year Ended 2015 Results

February 17, 2016

cause actual results to differ materially from those in the forward-looking statements. Although it is not possible to identify all of these risks and factors, they include, among others, the following: losses exceeding reserves; loss of key members of our management or employees; adverse economic factors; a decline in our financial strength; loss of a group of brokers or agents that generate significant portions of our business; losses in our investment portfolio; additional government or market regulation; potentially becoming subject to United States taxation and other risks described in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Non-GAAP Financial Measures

In presenting James River Group Holding’s results, management has included financial measures that are not calculated under standards or rules that comprise accounting principles generally accepted in the United States (GAAP). Such measures, including underwriting profit, net operating income and tangible equity are referred to as non-GAAP measures. These non-GAAP measures may be defined or calculated differently by other companies. These measures should not be viewed as a substitute for those determined in accordance with GAAP. Reconciliations of such measures to the most comparable GAAP figures are included at the end of this press release.

About James River Group Holdings, Ltd.

James River Group Holdings, Ltd. is a Bermuda-based insurance holding company which owns and operates a group of specialty insurance and reinsurance companies founded by members of our management team. The Company operates in three specialty property-casualty insurance and reinsurance segments: Excess and Surplus Lines, Specialty Admitted Insurance and Casualty Reinsurance. The Company tends to focus on accounts associated with small or medium-sized businesses in each of its segments. Each of the Company’s regulated insurance subsidiaries are rated “A-” (Excellent) with a “positive outlook” by A.M. Best Company.

Visit James River Group Holdings, Ltd. on the web at www.jrgh.net

For more information contact:

Robert Myron

President and Chief Operating Officer

1-441-278-4583

InvestorRelations@jrgh.net

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JRVR Announces Fourth Quarter and Year Ended 2015 Results

February 17, 2016

James River Group Holdings, Ltd. and Subsidiaries

Summarized Consolidated Balance Sheet Data

(Unaudited)

	December 31, 2015	December 31, 2014
	($ in thousands, except for share amounts)
ASSETS
Invested assets:
Fixed maturity securities, available-for-sale	$899,660	$756,963
Fixed maturity securities, trading	5,046	7,388
Equity securities, available-for-sale	74,111	67,905
Bank loan participations held-for-investment	191,700	239,511
Short-term investments	19,270	131,856
Other invested assets	54,504	33,622
Total investments	1,244,291	1,237,245

Cash and cash equivalents	106,406	73,383
Accrued investment income	8,068	7,273
Premiums receivable and agents’ balances	176,685	162,527
Reinsurance recoverable on unpaid losses	131,788	127,254
Reinsurance recoverable on paid losses	11,298	1,725
Deferred policy acquisition costs	60,754	60,202
Goodwill and intangible assets	221,359	221,956
Other assets	94,848	67,727
Total assets	$2,055,497	$1,959,292

LIABILITIES AND SHAREHOLDERS’ EQUITY
Reserve for losses and loss adjustment expenses	$785,322	$716,296
Unearned premiums	301,104	277,579
Senior debt	88,300	88,300
Junior subordinated debt	104,055	104,055
Accrued expenses	29,476	31,107
Other liabilities	66,202	54,034
Total liabilities	1,374,459	1,271,371

Total shareholders’ equity	681,038	687,921
Total liabilities and shareholders’ equity	$2,055,497	$1,959,292

Tangible equity	$459,679	$465,965
Tangible equity per common share outstanding	$15.88	$16.33
Total shareholders’ equity per common share outstanding	$23.53	$24.10
Common shares outstanding	28,941,547	28,540,350
Debt to total capitalization ratio	22.0%	21.9%

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JRVR Announces Fourth Quarter and Year Ended 2015 Results

February 17, 2016

James River Group Holdings, Ltd. and Subsidiaries

Summarized Consolidated Income Statement Data

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
	($ in thousands, except for share data)
REVENUES
Gross written premiums	$108,689	$103,151	$572,194	$518,767
Net written premiums	$80,631	$82,465	$471,032	$450,083

Net earned premiums	$115,429	$110,155	$461,205	$396,212
Net investment income	10,339	9,816	44,835	43,005
Net realized investment (losses) gains	(2,074)	342	(4,547)	(1,336)
Other income	1,410	382	3,428	1,122
Total revenues	125,104	120,695	504,921	439,003

EXPENSES
Losses and loss adjustment expenses	69,883	65,432	279,016	237,368
Other operating expenses	38,039	34,084	157,803	133,055
Other expenses	523	13,164	730	16,012
Interest expense	1,782	1,686	6,999	6,347
Amortization of intangible assets	150	150	597	597
Total expenses	110,377	114,516	445,145	393,379
Income before taxes	14,727	6,179	59,776	45,624
Federal income tax expense (benefit)	2,057	(2,687)	6,279	939
NET INCOME	$12,670	$8,866	$53,497	$44,685
NET OPERATING INCOME (a)	$17,860	$18,785	$61,090	$58,424

EARNINGS PER SHARE
Basic	$0.44	$0.31	$1.87	$1.57
Diluted	$0.43	$0.31	$1.82	$1.55

NET OPERATING INCOME PER SHARE
Basic	$0.62	$0.66	$2.13	$2.05
Diluted	$0.60	$0.65	$2.08	$2.03

Weighted-average common shares outstanding:
Basic	28,821,260	28,540,350	28,662,051	28,540,350
Diluted	29,604,363	28,878,751	29,334,918	28,810,301
Cash dividends declared per common share	$1.16	$0.00	$1.64	$2.45

Ratios:
Loss ratio	60.5%	59.4%	60.5%	59.9%
Expense ratio	31.8%	30.7%	33.5%	33.4%
Combined ratio	92.3%	90.1%	94.0%	93.3%

(a)	See "Reconciliation of Non-GAAP Measures."

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JRVR Announces Fourth Quarter and Year Ended 2015 Results

February 17, 2016

James River Group Holdings, Ltd. and Subsidiaries

Segment Results

EXCESS AND SURPLUS LINES

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
	($ in thousands)
Gross written premiums	$73,333	$70,163	$308,717	$252,707
Net written premiums	$61,334	$57,506	$253,285	$208,124

Net earned premiums	$62,807	$57,473	$240,878	$195,786
Losses and loss adjustment expenses	(29,838)	(30,784)	(131,221)	(108,146)
Underwriting expenses	(15,621)	(13,524)	(62,050)	(52,544)
Underwriting profit (a)(b)	$17,348	$13,165	$47,607	$35,096

Ratios:
Loss ratio	47.5%	53.6%	54.5%	55.2%
Expense ratio	24.9%	23.5%	25.8%	26.8%
Combined ratio	72.4%	77.1%	80.2%	82.1%

(a)	See "Reconciliation of Non-GAAP Measures."
(b)	Underwriting results include fee income of $1.3 million and $318,000 for the three months ended December 31, 2015 and 2014, respectively, and $3.2 million and $883,000 for the years ended December 31, 2015 and 2014, respectively.

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JRVR Announces Fourth Quarter and Year Ended 2015 Results

February 17, 2016

SPECIALTY ADMITTED INSURANCE

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
	($ in thousands)
Gross written premiums	$29,223	$18,933	$90,978	$59,380
Net written premiums	$13,166	$11,373	$44,917	$36,228

Net earned premiums	$11,758	$9,602	$42,206	$28,449
Losses and loss adjustment expenses	(7,246)	(4,905)	(25,623)	(15,179)
Underwriting expenses	(3,944)	(3,786)	(15,509)	(13,237)
Underwriting profit (a)(b)	$568	$911	$1,074	$33

Ratios:
Loss ratio	61.6%	51.1%	60.7%	53.4%
Expense ratio	33.5%	39.4%	36.7%	46.5%
Combined ratio	95.2%	90.5%	97.5%	99.9%

(a)	See "Reconciliation of Non-GAAP Measures."
(b)	Underwriting results include fee income of $319,000 and $359,000 for the three months ended December 31, 2015 and 2014, respectively, and $1.3 million and $873,000 for the years ended December 31, 2015 and 2014, respectively.

CASUALTY REINSURANCE

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
	($ in thousands)
Gross written premiums	$6,133	$14,055	$172,499	$206,680
Net written premiums	$6,131	$13,586	$172,830	$205,731

Net earned premiums	$40,864	$43,080	$178,121	$171,977
Losses and loss adjustment expenses	(32,799)	(29,743)	(122,172)	(114,043)
Underwriting expenses	(11,534)	(13,094)	(58,507)	(57,267)
Underwriting profit (loss) (a)	$(3,469)	$243	$(2,558)	$667

Ratios:
Loss ratio	80.3%	69.0%	68.6%	66.3%
Expense ratio	28.2%	30.4%	32.8%	33.3%
Combined ratio	108.5%	99.4%	101.4%	99.6%

(a)	See "Reconciliation of Non-GAAP Measures."

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JRVR Announces Fourth Quarter and Year Ended 2015 Results

February 17, 2016

RECONCILIATION OF NON-GAAP MEASURES

The following table reconciles the underwriting profit (loss) by individual operating segment and of the whole Company to consolidated income before taxes. We believe that these measures are useful to investors in evaluating the performance of our Company and its operating segments because our objective is to consistently earn underwriting profits. We evaluate the performance of our operating segments and allocate resources based primarily on underwriting profit (loss) of operating segments. Our definition of underwriting profit (loss) of operating segments and underwriting profit (loss) may not be comparable to that of other companies.

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
	($ in thousands)
Underwriting profit (loss) of the operating segments:
Excess and Surplus Lines	$17,348	$13,165	$47,607	$35,096
Specialty Admitted Insurance	568	911	1,074	33
Casualty Reinsurance	(3,469)	243	(2,558)	667
Total underwriting profit of operating segments	14,447	14,319	46,123	35,796
Other operating expenses of the Corporate and Other segment	(5,596)	(3,362)	(18,554)	(9,124)
Underwriting profit (a)	8,851	10,957	27,569	26,672
Net investment income	10,339	9,816	44,835	43,005
Net realized investment (losses) gains	(2,074)	342	(4,547)	(1,336)
Other income and expenses	(457)	(13,100)	(485)	(15,773)
Interest expense	(1,782)	(1,686)	(6,999)	(6,347)
Amortization of intangible assets	(150)	(150)	(597)	(597)
Consolidated income before taxes	$14,727	$6,179	$59,776	$45,624

(a)	Included in underwriting results for the three months ended December 31, 2015 and 2014 is fee income of $1.7 million and $677,000, respectively, and $4.5 million and $1.8 million for the years ended December 31, 2015 and 2014, respectively.

We define net operating income as net income excluding net realized investment gains and losses as well as non-operating expenses including those that relate to due diligence costs for various merger and acquisition activities, costs associated with our initial public offering and severance costs associated with terminated employees. We use net operating income as an internal performance measure in the management of our operations because we believe it gives our management and other users of our financial information useful insight into our results of operations and our underlying business performance. Net operating income should not be viewed as a substitute for net income calculated in accordance with GAAP, and our definition of net operating income may not be comparable to that of other companies.

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JRVR Announces Fourth Quarter and Year Ended 2015 Results

February 17, 2016

Our income before taxes and net income for the three months and years ended December 31, 2015 and 2014, respectively, reconciles to our net operating income as follows:

	Three and Twelve Months Ended December 31, 2015
	Three Months		Twelve Months
	Income Before Taxes	Net Income	Income Before Taxes	Net Income
	($ in thousands)
Income as reported	$14,727	$12,670	$59,776	$53,497
Net realized investment losses (gains)	2,074	2,144	4,547	4,090
Registration costs and withholding taxes on special dividend	284	2,784	284	2,784
Other expenses	239	155	446	290
Interest expense on leased building the Company is deemed to own for accounting purposes	165	107	661	429
Net operating income	$17,489	$17,860	$65,714	$61,090

	Three and Twelve Months Ended December 31, 2014
	Three Months		Twelve Months
	Income Before Taxes	Net Income	Income Before Taxes	Net Income
	($ in thousands)
Income as reported	$6,179	$8,866	$45,624	$44,685
Net realized investment (gains) losses	(342)	(1,613)	1,336	(890)
Initial public offering costs	13,074	11,367	14,930	13,223
Other expenses	90	58	1,082	977
Interest expense on leased building the Company is deemed to own for accounting purposes	164	107	659	429
Net operating income	$19,165	$18,785	$63,631	$58,424

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JRVR Announces Fourth Quarter and Year Ended 2015 Results

February 17, 2016

We define tangible equity as the sum of shareholders’ equity less goodwill and intangible assets (net of amortization). Our definition of tangible equity may not be comparable to that of other companies, and it should not be viewed as a substitute for shareholders’ equity calculated in accordance with GAAP. We use tangible equity internally to evaluate the strength of our balance sheet and to compare returns relative to this measure. The following table reconciles shareholders’ equity to tangible equity for the years ended December 31, 2015 and 2014.

	December 31,		September 30,
	2015	2014	2015
	($ in thousands)
Shareholders’ equity	$681,038	$687,921	$707,416
Less: Goodwill and intangible assets	221,359	221,956	221,509
Tangible equity	$459,679	$465,965	$485,907

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